Exhibit 99.4

CONSENT OF GREG WILKINSON

Pursuant to Rule 438 under the Securities Act of 1933, I hereby consent to being named in this Registration Statement on Form S-4 of ViewPoint Financial Group, Inc. as a person who is expected to become a director of ViewPoint Financial Group, Inc. upon consummation of the merger referred to therein.

Date: March 14, 2014	/s/ Greg Wilkinson
Greg Wilkinson